Exhibit 4.5

THIRD AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of April 5, 2013, by and between CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Seller”), and REALTY ASSOCIATES ADVISORS, a Delaware limited liability company(“Buyer”).

RECITALS

A.                                    Seller and Buyer previously entered into that certain Purchase and Sale Agreement dated as of February 19, 2013, as amended by First Amendment to Purchase and Sale Agreement dated March 21, 2013 and Second Amendment to Purchase and Sale Agreement dated March 27, 2013 (such agreement, as so amended, the “Purchase Agreement”), with respect to the real property located at (i) 1651 Interchange Drive, (ii) 3372/3392 N. Mike Daley Drive, and (iii) 3524 N. Mike Daley Drive, San Bernardino, California, which is more particularly described in the Purchase Agreement.

B.                                    Seller and Buyer desire to amend the Purchase Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree to amend the Purchase Agreement as follows:

1.                                      Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.  Upon the effectiveness of this Amendment, all references in the Purchase Agreement and this Amendment to the “Agreement” shall mean the Purchase Agreement as amended and supplemented by this Amendment.

2.                                      Contingency Date.  The Contingency Date has expired and Buyer has, subject to the terms of this Amendment, waived and hereby waives any further right to terminate the Purchase Agreement under Section 3.5 thereof.  Buyer’s execution of this Amendment shall have the same effect as if Buyer had delivered a Waiver Notice on or before the Contingency Date.

3.                                      Master Lease.  In addition to the documents required to be executed and delivered at the Closing under Section 8.2 and Section 8.3 of the Purchase Agreement, Seller and Buyer agree to execute and deliver the Master Lease in the form attached hereto as Exhibit A.

4.                                      Scheduled Closing Date.  The Scheduled Closing Date shall be Friday, April 12, 2013.

5.                                      Effect of Amendment.  Except as modified by this Amendment, the parties acknowledge and agree that the Purchase Agreement is in full force and effect in accordance with its terms.  In the event of conflict between the terms and conditions of the Purchase Agreement and

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the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

6.                                      Entire Agreement.  The Purchase Agreement, together with this Amendment, embodies the entire understanding between Seller and Buyer with respect to its subject matter and supersedes any prior agreements, negotiations and communications, oral or written.  No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party hereto shall be of any effect unless it is in writing and executed by the party to be bound thereby.  This Amendment and the Purchase Agreement can be changed only by an instrument in writing signed by Seller and Buyer.

7.                                      Counterparts; Facsimile/Email Signatures.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or email shall be equally effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Amendment as of the date first written above.

SELLER:	CT/BH INTERCHANGE LLC, a
Delaware limited liability company

	By:	CT Interchange LLC, a Delawarelimited
liability company, its Manager

		By:	CT California Fund VI, LLC, a
California limited liability company,
its Sole Member

		By:	CT Fund Manager VI, LLC, a
California limited liability
company, its Manager

			By:	/s/ Larry Mathena
			Name:	Larry Mathena
			Title:	Manager

BUYER:	REALTY ASSOCIATES ADVISORS LLC,
a Delaware limited liability company

	By:	Realty Associates Advisors Trust,
its manager

		By:	/s/ Scott L. Dalrymple
		Name:	Scott L. Dalrymple
		Title:	Senior Vice President

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EXHIBIT A

FORM OF MASTER LEASE

[PLEASE SEE ATTACHED]

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Re:	Interchange Business Center
San Bernardino, California

MASTER LEASE

THIS MASTER LEASE (this “Lease”) is made and entered into as of April   , 2013 (“Effective Date”), by and among CT/BH INTERCHANGE LLC, a Delaware limited liability company (“Tenant”), INTERCHANGE BUSINESS CENTER, LLC, a Delaware limited liability company (“Landlord”),  and FIRST AMERICAN TITLE COMPANY (“Escrow Agent”).

RECITALS:

A.                                     Tenant and Landlord, as assignee of Realty Associates Advisors, LLC, entered into that certain Purchase and Sale Agreement dated as of February 19, 2013 (such Purchase and Sale Agreement, as same may be amended, the “Contract”).  Pursuant to the Contract, Tenant sold to Landlord and Landlord acquired from Tenant certain improved real property more particularly described in the Contract (the “Property”).   Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings assigned to such terms in the Contract.

B.                                    One of the buildings included in the Property is located at 3392 Mike Daley Drive and contains 218,808 rentable square feet (the “3392 Building”).  As of the date of this Lease, (i) Genco I, Inc. (“Genco”) leases approximately 167,855 rentable square feet of space within the 3392 Building (the “Genco Leased Premises”) under a lease (such lease, as same may be amended, the “Genco  Lease”) dated August 13, 2009, with a term currently expiring September 30, 2013; and (ii) the remainder of the space within the 3392 Building containing 50,953 rentable square feet is currently vacant (such vacant space, the “Vacant Premises”).

C.                                     Tenant has agreed to enter into this Lease with respect to the Genco Leased Premises and Vacant Premises (collectively, the “Entire Building”) and, as security for the payment of rent under this Lease, to deposit with Escrow Agent a portion of the Purchase Price equal to Seven Hundred Fifty Thousand and No/l00 Dollars ($750,000.00)  (the “Deposit”).

D.                                    The parties hereto desire to enter into this Lease evidencing their agreement with respect to Tenant’s  lease of the Entire Building and the holding, investment and disbursement of the Deposit.

E.                                     This Lease constitutes a rent support agreement only.  This Lease does not give Tenant any possessory rights or require any Tenant duties, including any premises maintenance duties, except for payment of the Gross Rental Income Deficiency (as hereinafter defined). Landlord shall have the right, without Tenant’s  consent, to lease (and amend existing leases of) all or any portion of the Entire Building on such terms and conditions as Landlord may from time to time deem acceptable.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration,  the receipt and sufficiency of which are hereby acknowledged by Tenant, and in order to induce Landlord to acquire the Property, the parties hereby agree as follows:

1.                                       Master Lease. Subject to and upon the terms, provisions and conditions set forth in this Lease, and in consideration of the duties, covenants and obligations under this Lease, this Lease shall be for a term (the “Term”) commencing on the Effective Date and terminating on the Expiration Date (as hereinafter defined). Upon termination of this Lease, neither party shall have any further obligations to the other under this Lease (including any further obligation of Tenant to pay rent) except those obligations that were incurred prior to termination but have not been fulfilled or paid at the time of termination. Each month during the Term, Tenant shall pay Landlord as rent hereunder an amount equal to the Gross Rental Income Deficiency (as hereinafter defined) applicable to such month; such amount shall be paid solely from the Deposit as provided herein. Tenant agrees that this is a master lease only and Landlord shall have the right, without Tenant’s consent, to lease all or any portion of the Entire Building on such terms and conditions as Landlord may from time to time deem acceptable.

2.                                      Deposit. Tenant hereby delivers to Escrow Agent the Deposit, receipt of which is hereby acknowledged by Escrow Agent, to be held by Escrow Agent and distributed in accordance with this Lease. Notwithstanding any language herein to the contrary, the sole source of funds to meet Tenant’s duties under this Lease is the Deposit. In the event that Tenant funds the Deposit, Tenant shall have no further liability under this Lease.

3.                                      Interest Bearing Account. Escrow Agent shall hold the Deposit in a separate interest-bearing account (and separate from Escrow Agent’s other accounts) at a federally insured banking institution with which Escrow Agent has an established banking relationship. Any and all interest earned on the Deposit shall be the property of Tenant in all circumstances. Escrow Holder shall be entitled to collect its servicing fee from the Deposit bank account. Upon final disbursement of the Deposit, any and all interest earned thereon, less any fees charged by Escrow Agent for the administration and disbursement of the Deposit, shall be delivered to Tenant. Tenant represents that the federal tax identification number of Tenant is                        .

4.                                      Disbursement of Deposit. From time to time, upon receipt of a written authorization (“Authorization”) signed by Landlord, Escrow Agent shall, within five (5) business days after receipt of such Authorization, disburse from the Deposit the amount specified in the Authorization to Landlord, subject to the terms of this Lease.

4.1                               Disbursement of Deposit to Landlord.

4.1.1.  Monthly Disbursements. With respect to each month during the Term, Landlord shall be entitled to deliver an Authorization to Escrow Agent, at anytime on or after the first day of the then succeeding month, requesting that Escrow Agent disburse to Landlord an amount equal to the Gross Rental Income Deficiency applicable to such month; provided, however, (a) the first Authorization by Landlord shall cover the Gross Rental Deficiency for the period from the date hereof through the last day of such month (e.g., if the date hereof is Apri112, 2013, the first Authorization shall cover the period April12, 2013 through April 30, 2013); and (b) the last Authorization by Landlord shall cover the Gross Rental Deficiency for the period from the first day of the month in which the Expiration Date occurs through the Expiration Date (e.g., if the Expiration Date is August 18, 2014, the last Authorization shall cover the period August 1, 2014 through August 18, 2014).

In addition to terms defined elsewhere in this Lease, the following terms shall have the following meanings:

(i)                                     “Maximum Gross Rental Amount” shall mean an amount equal to the sum of (1) monthly base rent covering the period commencing on the Effective Date of this Lease (such date, the “Commencement Date”) and ending on the 60th month thereafter (such day, the “Outside Date”) at an initial monthly rate of $67,830.48 (i.e., $0.31 per square foot times the Entire Building square footage of 218,808), increasing 3% annually thereafter, plus (2) the estimated triple-net expense reimbursements applicable to the period from the Commencement Date through the Outside Date.

(ii)                          “Trigger Lease” shall mean a lease entered into or extended by the Landlord and having a primary term (i.e., exclusive of any then unexercised renewal or extension options) ending on or after the Outside Date and covering the Genco Leased Premises and any, all, or no portion of the Vacant Premises.

(ii)                             “Expiration Date” shall mean the earlier of the following dates: (1) the date, if at all, that the entire Deposit has been disbursed to Landlord under this Lease; (2) the date, if at all, that Landlord and the applicable tenant thereof enter into a Trigger Lease and the rent commencement date has occurred thereunder (the “Trigger Date”); or (3) September 30, 2014.

(iv)                     “Gross Rental Income Amount” shall mean, as to any month during the Term, the aggregate sum of all base rent and triple-net expense reimbursements, if any, actually collected by Landlord with respect to such month pursuant to the terms of: (1) the Genco Lease as same may be amended by Landlord from time to time; (2) any subsequent lease Landlord enters into with any other party for the Genco Premises (or any portion thereof), if any; and (3) any lease Landlord enters into with any other party for any portion of the Vacant Premises. The Gross Rental Income shall be determined on an aggregate basis for each month for the Entire Building and not on an individual suite basis.

(v)                        “Gross Rental Income Deficiency” shall, as to any month during the Term, mean the positive difference, if any, between (a) an amount equal to the sum (1) $67,830.48 (i.e., $0.31 per square foot times 218,808 square feet) with respect to each month during the period from the Effective Date until March 31, 2014; and (2) $70,018.56 (i.e., $0.32 per square foot times 218,808 square feet) with respect to each month during the period April 1, 2014 until September 30, 2014; plus estimated triple-net expense reimbursements for the Entire Building for each month during the Term; less (b) the Gross Rental Income Amount for such month. The Gross Rental Income Deficiency shall be calculated on an aggregate basis for the Entire Building and not on an individual suite basis.

(vi)                     “Trigger Lease Gross Income Deficiency” shall mean the positive difference, if any, between (a) the Maximum Gross Rental Amount reduced by that portion of the Maximum Gross Rental Amount attributable to the period from the Commencement Date through the Trigger Date and (b) the aggregate sum of all base rent and estimated NNN expense reimbursements due to Landlord pursuant to a Trigger Lease for the period from the Trigger Date through the Outside Date

4.1.2. Authorization.  Tenant acknowledges and agrees that (a) any Authorization under this Section 4.1 or Section 4.2 below need not be joined in by Tenant to be effective; (b) Tenant has no right to dispute any Authorization request made by Landlord; (c) Escrow Agent shall be and hereby is directed to disburse the amount requested by Landlord without further approval or consent by Tenant; and (d) Tenant hereby releases and discharges Escrow Agent from any liability for making a disbursement in accordance with an Authorization.

4.2                            Disbursement of Balance of Deposit. If the Expiration Date occurs on a date earlier than the date the entire Deposit has been delivered to Landlord under this Lease, the following provisions shall apply:

4.2.1 Trigger Date. If the Expiration Date occurs on the Trigger Date, Landlord shall, after Landlord’s receipt of any unpaid Gross Rental Income Deficiency owed for the period through the Trigger Date, be obligated to deliver an Authorization to Escrow Agent requesting Escrow Agent to disburse to Landlord an amount equal to the lesser of (1) the remaining balance of the Deposit or (2) the Trigger Lease Gross Income Deficiency. If the Trigger Lease Gross Income Deficiency is less than the remaining balance of the Deposit, Landlord shall also instruct Escrow Agent to deliver to Tenant, the positive difference, if any, between the then remaining balance of the Deposit and the Trigger Lease Gross Income Deficiency. The amount due Landlord under this Section 4.2.1 shall be disbursed by Escrow Agent to Landlord in six (6) equal monthly installments on the first day of each month following the Trigger Date.

4.2.2 September 30, 2014. If the Expiration Date occurs on September 30, 2014 (without a Trigger Lease being entered into), Landlord shall be entitled to deliver an Authorization to Escrow Agent requesting that Escrow Agent disburse any remaining balance of the Deposit to Landlord in six (6) equal monthly installments on the first day of each month thereafter commencing on October 1, 2014. In this circumstance, Tenant shall not be entitled to any of the Deposit.

5.                                      Escrow Agent. The Escrow Agent is acting as a stakeholder only with respect to the Deposit. I If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom either of the Deposit is to be delivered, Escrow Agent may refuse to make delivery and may continue to hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by Tenant and Landlord, directing the disposition of the Deposit. In the absence of any such authorization, Escrow Agent may hold the disputed Deposit until a final determination of the rights of the parties in an appropriate proceeding or may bring an appropriate action or proceeding for leave to deposit such Deposit in a court of competent jurisdiction pending such determination. Tenant and Landlord recognize that Escrow Agent’s duties hereunder are only as specifically provided herein and are purely ministerial in nature; and Tenant and Landlord therefore agree that Escrow Agent shall, so long as it acts in good faith, have no liability to either except for its willful misconduct or negligence. Tenant and Landlord do hereby further indemnify the Escrow Agent against, and agree to hold, save, and defend Escrow Agent harmless from any costs, liabilities, and expenses incurred by Escrow Agent in discharging its duties hereunder, except for in the case of the willful misconduct or negligence of Escrow Agent. All escrow fees charged by Escrow Agent shall be borne equally by Tenant and Landlord.

6.                                      Notice Address. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U. S. registered or certified mail, return receipt requested, postage prepaid, or by electronic transfer with prompt telephone confirmation to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

If to Tenant:	c/o CT Realty Investors
65 Enterprise, Suite150
Aliso Viejo, CA92656
Attention: Marc Belluomini/Michael W. Traynham, Esq.
Telephone: (949) 330 5774 / (949) 330 5783
Facsimile: (949) 330 5771

If to Landlord:	c/o TA Associates Realty
1301 Dove Street, Suite 860
Newport Beach, California 92660
Attention: Asset Manager-Interchange
Telephone: (949) 852-2030
Facsimile: (949) 852-2031

With a copy to:	Stutzman, Bromberg, Esserman & Plifka,
A Professional Corporation
2323 Bryan Street, Suite 2200
Dallas, Texas 75201
Attention: Kenneth F. Plifka
Telephone: (214) 969-4900
Facsimile: (214) 969-4999

If to Escrow Agent:	First American Title Insurance Company
5 First American Way
Santa Ana, California 92707
Attention: Ryan Hahn
Telephone: (714) 250-8394
Facsimile: (877) 372-0261

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given upon receipt or refusal of receipt if delivered by hand, by overnight express delivery or by electronic transfer device with a follow-up by overnight express delivery.

7.                                      Time is of the Essence. Time is of the essence of this Lease.

8.                                      Governing Law. This Lease shall be governed by and construed in accordance with the internal laws of the State where the Property is located, without reference to the conflicts of laws or choice of law provisions thereof.

9.                                      No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

10.                               Date For Performance. If the time period by which any right, option or election provided under this Lease must be exercised, or by which any act required hereunder must be performed expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

11.                               Attorneys’ Fees and Court Costs. In the event that a dispute arises between Landlord and Tenant related to this Lease which results in litigation or arbitration, the prevailing party shall be entitled to reimbursement from the losing party for all of such prevailing party’s reasonable attorneys’ fees actually incurred and all court costs and costs of arbitration.

12.                               Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Delivery of an executed counterparts of this Lease by facsimile or as a “pdf” attachment to an email shall be equally effective as delivery of an original executed counterpart of this Lease.

13.                               Consent to Jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in Orange County, California over any suit, action or proceeding permitted by, and arising out of or relating to, this Lease or the documents executed or delivered at Closing. The parties hereby irrevocably and unconditionally waive any objection to the location of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14.                               Service of Process. The parties hereby agree that service of any process, summons, notice or document by U.S. certified mail, return receipt requested or commercial overnight courier to each party at the addresses set forth in Section 6 of this Lease shall be effective service of process for any action, suit or proceeding brought against either party in any court referenced above, unless a party has provided written notice of a chance of address to the other party and Escrow Agent in accordance with the notice provisions set forth in Section 6 of this Lease.

15.                               Recitals. The above recitals are hereby incorporated herein by this reference. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof

[SIGNATURES ARE ON THE FOLLOWING PAGES]

IN WITNESS  WHEREOF, each of the parties hereto has duly signed and sealed this Lease or caused such to be done, effective as of the date of this Lease.

TENANT:

CT/BH INTERCHANGE LLC,
a Delaware limited liability company

By:	CT INTERCHANGE LLC,
a Delaware limited liability company,
its Manager

	By:	CT California Fund VI, LLC,
a California limited liability company,
its Sole Member

		By:	CT California Fund VI, LLC,
a California limited liability company,
its Manager

By:
Name:
Title:

LANDLORD:

INTERCHANGE BUSINESS CENTER, LLC,
a Delaware limited liability company

By:	TA Realty LLC,
a Massachusetts limited liability company,
its manager

	By:	Realty Associates Advisors LLC,
a Delaware limited liability company,
its manager

		By:	Realty Associates Advisors Trust,
a Massachusetts business trust,
its manager

By:
Name:
Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title: